Exhibit 5.1

GARY W. DERRICK	DERRICK & BRIGGS, LLP A PROFESSIONAL PARTNERSHIP ATTORNEYS AND COUNSELORS AT LAW CHASE TOWER. 28TH FLOOR 100 NORTH BROADWAY AVENUE OKLAHOMA CITY, OKLAHOMA 73102-8831	M. COURTNEY BRIGGS
March 24, 2022

Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118

Re:	Chesapeake Energy Corporation - Registration Statement on Form S-3

Ladies and Gentlemen:

We serve as Oklahoma counsel to Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), in connection with the proposed resale by certain selling shareholders of up to 9,442,185 shares of common stock, par value $0.01 per share (the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 24, 2022 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed as to any matter pertaining to the contents of the Registration Statement or related prospectus (including any prospectus supplements, the “Prospectus”), other than as expressly stated in this opinion letter with respect to the issue of the Shares. Capitalized terms not otherwise defined in this opinion letter have the meanings ascribed in the Registration Statement.

At your request, we are furnishing this opinion letter to you for filing as Exhibit 5.1 to the Registration Statement to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In preparing this opinion letter, we have reviewed the following:

(i)	Copies of the Company’s certificate of incorporation and bylaws, as amended (the “Organizational Documents”);
(ii)	Copies of the agreements under which the selling shareholders acquired the Shares (the “Purchase Agreements”);
(iii)	The Registration Statement and its exhibits, and
(iv)	Originals or copies, certified or otherwise identified to our satisfaction, of such other instruments and other certificates of public officials and of officers the Company as we have deemed appropriate as a basis for our opinions.
TELEPHONE 405.235 .1900 FACSIMILE 405 .235.1995 EMAIL derrick or briggs @DerrickAndBriggs.com www.DerrickAndBriggs.com

Chesapeake Energy Corporation
March 24, 2022

As such counsel, we have examined those matters of fact and questions of law as we have considered appropriate for purposes of this opinion letter. We have reviewed and relied upon originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

We have assumed: (i) the genuineness of any signatures on all documents we have reviewed; (ii) the legal capacity of natural persons who have executed all documents we have reviewed; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted as copies and the authenticity of the originals of such copies; (v) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and relied upon; (vi) the accuracy, completeness and authenticity of certificates of public officials; (vii) that the Registration Statement and the Organizational Documents, each as amended to this date, will not have been amended after this date in a manner that would affect the validity of our opinions; and (viii) that the Purchase Agreements constitute the valid and legally binding obligation of each party to the Purchase Agreements, enforceable against such party in accordance with its terms.

Based on the foregoing and subject to the assumptions and qualifications set forth in this opinion letter, we opine that the Shares to be resold have been duly authorized by all necessary corporate action of the Company, the Shares are validly issued, and the Shares are fully paid and nonassessable.

We are opining herein as to the General Corporation Act of the State of Oklahoma, and we express no opinion with respect to any other laws. We are not rendering any opinion as to compliance with any Federal or state law, rule, or regulation relating to the Shares, or to the sale or issuance thereof. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law. We note that our legal opinion is an expression of professional judgment and is not a guarantee of result.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it under the applicable provisions of the Securities Act. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are experts with respect to any part of the Registration Statement or the Prospectus, within the meaning of the term “expert” as used in Section 11 of the Securities Act, or the rules and regulations of the Commission thereunder, nor do we

Chesapeake Energy Corporation
March 24, 2022

admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Derrick & Briggs, LLP